Exhibit 10.5

Second Amendment to Employment Agreement

Second Amendment to Employment Agreement (this “Amendment”), dated as of April 22, 2009, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Joseph R. Wright, Jr. (“Executive”).

WHEREAS, the Company and Executive entered into an Employment Agreement effective as of May 1, 2008 (executed on May 14, 2008) as amended by the Amendment to Employment Agreement dated December 20, 2008 (as amended, the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 3(c) of the Employment Agreement is hereby amended to insert the words “with a value up to 155% of Executive’s Base Salary” immediately before the words “in the sole discretion of the Compensation Committee”.

2.             Sections 4(d) and 4(e) of the Employment Agreement are hereby amended to replace clauses (iv) and (vii) thereof, respectively, with the following:

“For a period of three (3) years after such termination, Executive shall continue to participate in all employee and executive benefit plans, programs, and arrangements under Section 3(g) of this Agreement providing health, medical, disability and life insurance benefits in which Executive was participating immediately prior to termination, the terms of which allow Executive’s continued participation, as if Executive had continued in employment with the Company during such period or, if such plans, programs, or arrangements do not allow Executive’s continued participation, the Company shall reimburse Executive (not, for the avoidance of doubt, on an after-tax basis) for the costs he incurs in obtaining benefits that are reasonably comparable to the benefits Executive would have received under such plans, programs, and arrangements in which Executive was participating immediately prior to termination, as if Executive had received credit under such plans, programs, and arrangements for service and age with the Company during such period following such termination, with such benefits payable by the Company at the same times and in the same manner as such benefits would have been received by Executive under such plans (it being understood that the value of any insurance-provided benefits will be based on the premium cost to Executive, which shall not exceed the highest risk premium charged by a carrier having an investment grade or better credit rating).”

3.             Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

4.             This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ Ira H. Raphaelson
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and Secretary

/s/ Joseph R. Wright
Joseph R. Wright